Exhibit 99.1

NEWS RELEASE

CONTACTS:
Morris Denton
Corporate Public Relations
(408) 749-3310
email: morris.denton@amd.com

Mike Haase
Investor Relations
(408) 749-3124
email: mike.haase@amd.com

AMD ANNOUNCES ESTIMATED RESTRUCTURING AND
OTHER SPECIAL CHARGES IN FOURTH QUARTER

– Company Expects to Record Non-Cash Charge to Eliminate
Net Deferred Tax Assets –

SUNNYVALE, CA — NOVEMBER 18, 2002 — AMD (NYSE: AMD) today announced that it currently estimates that restructuring and other special charges in its fourth quarter will be in the range of $300 million to $600 million, inclusive of charges associated with the Company’s restructuring and cost-cutting initiatives announced on November 14, 2002.

AMD stated that the Company also expects to record a charge to income tax expense in the fourth quarter in order to establish a 100% valuation allowance against its net deferred tax assets, which were $263 million as of the third quarter ended September 29, 2002. This charge to income tax expense would reduce after-tax results of operations but would not affect cash, cash flows or pre-tax results of operations for the quarter.

The Company estimates that the impact of these two sets of charges in the fourth quarter would be $300 to $600 million on a pre-tax basis and $563 million to $863 million on an after-tax basis (consisting of the $300 to $600 million pre-tax charges for restructuring and other special charges and a $263 million non-cash charge to tax expense for the 100% valuation allowance).

The Company plans to announce results for the fourth quarter and the year on January 16, 2003.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor’s 500 company, produces microprocessors, Flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $3.9 billion in 2001. (NYSE: AMD).

AMD on the Web

For more AMD news and product information, please visit our virtual pressroom at www.amd.com/news/virtualpress/index.html. Additional press releases are available at www.amd.com/news/news.html.

AMD, the AMD Arrow logo, and combinations thereof are trademarks of Advanced Micro Devices, Inc. in the United States and other jurisdictions.